Exhibit 99.1

Contact:	Tricia Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
ROCKVILLE, MD (May 8, 2009) - /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today announced financial results for the first quarter of 2009. Novavax reported a net loss of $8.3 million, or $0.12 per share, for the first quarter of 2009 compared to a net loss of $7.8 million, or $0.13 per share, for the first quarter of 2008. The Company spent a total of $7.4 million in the first quarter of 2009 and ended the quarter with $25.6 million in cash and short-term investments. During the quarter, the Company made significant progress in developing its vaccine pipeline, improved its balance sheet by raising capital and retiring a majority of its convertible debt, and completed a transaction with Cadila Pharmaceutical Limited to create a Joint Venture Company in India.
Specifically accomplishments since the 2008 year end financial results include the following:
•	Commenced development of a VLP vaccine candidate against the novel influenza A (H1N1) virus that has recently emerged in the United States and Mexico.

•	Publication of results in the Journal of Virology from preclinical studies conducted under a collaborative research and development agreement (CRADA) between the Centers for Disease Control and Prevention (CDC) and Novavax showing that an investigational H1N1 VLP vaccine based on the 1918 Spanish influenza strain protected against both the Spanish flu and a highly pathogenic H5N1 avian influenza strain.

•	Announced the initiation of enrollment in the second Phase II study of its trivalent seasonal influenza VLP vaccine candidate. This clinical trial is designed to evaluate the safety and immunogenicity of a broader range of vaccine doses and to provide data to help select doses for future studies in older adults and a Phase III efficacy study. The Company plans to report top-line immunogenicity and safety results from this study by the fourth quarter of this year.

•	Improved the balance sheet by retiring $17.0 million out of the total $22.0 million principle amount of outstanding convertible notes. These notes carried a coupon rate of 4.75% payable semi-annually and had a maturity date of July 15, 2009. Under the terms of the early retirement, Novavax paid 70% of the principal plus accrued and unpaid interest, or $12.1 million, in cash and issued 2,040,000 shares of its common stock for the remaining 30% of the principal, valued in the transaction as approximately $5.1 million. The remaining $5.0 million in outstanding convertible notes will be due on July 15, 2009 and can be paid up to 50% in stock at maturity at Novavax’s option.

•	Increased liquidity by raising $11.0 million from sale of 12.5 million shares of common stock to a wholly owned subsidiary of Cadila Pharmaceuticals and raising approximately $7.5 million from the sale of approximately 3.1 million shares of common stock under the sales agreement with Wm Smith & Co.
“We are pleased with the significant clinical, corporate, and financial progress we have made in the past few months” said Dr. Rahul Singhvi, Novavax’s President and Chief Executive Officer. “We have made substantial progress in advancing our VLP based influenza vaccines over the past three years. The recent emergence of the novel influenza A (H1N1) virus highlights the potential value of our recombinant VLP technology as we can produce a genetically matched vaccine to the outbreak strain in about half the time of traditional vaccine technologies. We are in communication with governments and health authorities around the world and will help in any way possible. With the improvement in our financial position, we are in a much stronger position to continue development of our vaccine pipeline and pursue partnerships.”
The anticipated milestones for the remainder of 2009 include:
•	Top line results from the phase II trial in healthy adults with our trivalent seasonal flu vaccine candidate;

•	Preclinical results of studies with vaccine candidates against the Respiratory Syncitial Virus (RSV);

•	Commencement of operations of the joint venture with Cadila Pharmaceuticals Ltd in India; and,

•	Initiation of a Phase II clinical study of our trivalent seasonal flu vaccine in older adults.

2009 Financial Results
Revenue from operations for the first quarter ended March 31, 2009 was $0.02 million compared to $0.5 million for the same period in 2008, a net decrease of $0.4 million due to the completion of a government contract in the first quarter of 2009.
Research and development costs for the first quarter of 2009 were $4.3 million compared to $4.4 million in the first quarter of 2008. The decrease was due to a $0.2 million decrease in employee costs and a $0.1 million decrease associated with the closing of the Taft Court facility in October 2008 when the Company consolidated its operations into the Belward Campus facility. These decreases were partially offset by an increase in $0.1 million in outside testing costs associated with the continuing clinical trials, preclinical testing, process development, manufacturing and quality related programs and a $0.1 million increase in facility costs.
General and administrative costs were $2.9 million in the first quarter of 2009 as compared to $3.2 million in the first quarter of 2008. The $0.3 million decrease was due to a decrease in employee costs of $0.1 million, a decrease in facility costs associated with general and administrative functions of $0.1 million, and a decrease of $0.2 million in charges to the allowance established for two notes receivable from former directors. The Company determined that the notes receivable should be classified as a reduction of equity and, accordingly, did not record any reserve charges during the first quarter of 2009. These decreases were partially offset by a $0.1 million increase in professional fees associated with the preparation of the Company’s SEC filings.
The Company recorded net interest and other expense of $1.2 million for the first quarter of 2009 compared to net interest and other income of $0.1 million for the first quarter of 2008. The decrease in net interest and other income resulted from an additional impairment in the amount of $0.9 million to the Company’s auction rate securities due primarily to their continued illiquidity and a $0.4 million decrease in interest income, due to a decrease in cash and short-term investments during the quarter.
As a result, the Company’s net loss for the quarter ended March 31, 2009 was $8.3 million compared to a net loss of $7.8 million for the quarter ended March 31, 2009. The loss for the quarter ended March 31, 2008 includes a loss from discontinued operations of $0.7 million.
As of March 31, 2009, the Company had $25.6 million in cash and investments (including auction rate securities recorded at their fair value) compared to $33.9 million as of December 31, 2008. The decrease of $8.3 million was due to cash spent during the first quarter of $7.4 million and an impairment to the auction rate securities of $0.9 million discussed above. Cash and short-term investments as of March 31, 2009 are net of $2.1 million in cumulative impairment charges recorded for the company’s auction rate securities. Based on the amount of cash and short-term investments on hand, the $11.0 million received from the sale of common stock to Cadila on April 1, 2009, the approximately $7.5 million received from sales of common stock under the Wm Smith & Co. sales agreement through May 5, 2009, along with the Company’s intention to pay 50% of the balance of its remaining outstanding convertible notes with common stock upon maturity, the Company believes it has sufficient funds to execute its current business plans for at least the next twelve months.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at 1 (866) 225 4091 (U.S. or Canada) or 1-703-639-1128 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the webcast will be available on the website for 90 days after the call and a replay of the conference call will also be available by telephone beginning May 8, 2009 at 1:00 pm through May 13, 2009 at 11:59pm. To access
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like-particle (VLP) technology. The company produces these VLP-based, potent, recombinant vaccines utilizing new and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.

Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenues, operating expenses, cash burn, and clinical developments and anticipated milestones are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Novavax’s pilot plant facility is subject to extensive validation and FDA inspections, which may result in delays and increases costs; the effect or outcome of the Company’s decision to sell Estrasorb®; the human capital and other costs Novavax will incur to exit the manufacturing facility; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; and the availability of qualified personnel. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share and per share information)

	Unaudited
	Three-month ended
	March 31,	March 31,
	2009	2008
Revenues:
Total revenues	$21	458

Operating costs and expenses:
Research and development	4,266	4,434
General and administrative	2,892	3,244

Total operating costs and expenses	7,158	7,678

Loss from continuing operations before interest	(7,137)	(7,220)
Interest income, (loss), net	(1,212)	117

Loss from continuing operations	(8,349)	(7,103)
Loss from discontinued operations	—	(652)

Net loss	(8,349)	(7,755)

Basic and diluted weighted average number of common shares used in computing basic net loss per share	68,692,455	61,280,155

Basic and diluted net loss per share
Loss per share from continuing operations	$(0.12)	$(0.12)
Loss per share from discontinued operations	$—	$(0.01)

Net loss per share	$(0.12)	$(0.13)

SELECTED BALANCE SHEET DATA
(in thousands)

	As of March 31,	As of December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$19,629	$26,938
Short-term investments	5,958	6,962
Total current assets	26,642	35,096
Working capital	(190)	7,379
Total assets	67,962	76,625
Long term debt	468	480
Stockholders’ equity	37,794	76,625
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